UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 10, 2013

ACCELERA INNOVATIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	1040	45-4504261
(State or Other Jurisdiction of	(Primary Standard Industrial	(IRS Employer
Incorporation or Organization)	Classification Number)	Identification Number)

20511 Abbey Drive, Frankfort, Illinois 60423
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_________________________________________________
(Former name or former address, if change since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On October 4, 2013, Accelera Innovations, Inc. a Delaware corporation (the “Company”), entered into a Standby Equity Purchase Agreement (the “Investment Agreement”) with Lambert Private Equity, LLC, a Delaware limited liability company (the “Investor”).  Pursuant to the Investment Agreement, the Investor committed to purchase, subject to certain restrictions and conditions, up to $100,000,000 (which can be extended to $200,000,000 under the same terms) of the Company’s common stock, over a period of 36 months from the first trading day following the effectiveness of the registration statement registering the resale of shares purchased by the Investor pursuant to the Investment Agreement (the “Equity Line”).

The Company may draw on the facility from time to time, as and when it determines appropriate in accordance with the terms and conditions of the Investment Agreement.  The maximum amount that the Company is entitled to put to the Investor in any one draw down notice is no more than $2,000,000 and not exceeding 285,710 shares. The purchase price shall be set at ninety percent (90%) of the lowest daily volume weighted average price (VWAP) of the Company’s common stock during the fifteen (15) consecutive trading day period beginning on the date of delivery of the applicable draw down notice.  The Company has the right to withdraw all or any portion of any put, except that portion of the put that has already been sold to a third party, including any portion of a put that is below the minimum acceptable price set forth on the put notice, before the closing.  There are put restrictions applied on days between the draw down notice date and the closing date with respect to that particular put.  During such time, the Company shall not be entitled to deliver another draw down notice.  In addition, the Investor will not be obligated to purchase shares if the Investor’s total number of shares beneficially held at that time would exceed 4.99% of the number of shares of the Company’s common stock as determined in accordance with Rule 13d-1(j) of the Securities Exchange Act of 1934, as amended.  In addition, the Company is not permitted to draw on the facility unless there is an effective registration statement (as further explained below) to cover the resale of the shares.

The Investment Agreement further provides that the Company and the Investor are each entitled to customary indemnification from the other for, among other things, any losses or liabilities they may suffer as a result of any breach by the other party of any provisions of the Investment Agreement or Registration Rights Agreement (as defined below), or as a result of any lawsuit brought by a third-party arising out of or resulting from the other party’s execution, delivery, performance or enforcement of the Investment Agreement.

The Investment Agreement also contains customary representations and warranties of each of the parties.  The assertions embodied in those representations and warranties were made for purposes of the Investment Agreement and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Investment Agreement.  In addition, certain representations and warranties were made as of a specific date, may be subject o a contractual standard of materiality different from what a shareholder or investor might view as material, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts.  Investors should read the Investment Agreement together with the other information concerning the Company that the Company publicly files in reports and statements with the Securities and Exchange Commission (the “SEC”).

Pursuant to the terms of a Registration Rights between the Company and the Investor (the “Registration Rights”), the Company is obligated to file one or more registrations statements with the SEC to register the resale by Investor of the shares of common stock issued or issuable under the Investment Agreement.  In addition, the Company is obligated to use all commercially reasonable efforts to have the registration statement declared effective by the SEC within 180 days after the registration statement is filed.

As an inducement to Investor to enter in to the Investment Agreement and as consideration for the Investor making the investment the Investor received 285,710 shares of common stock and 100% warrant/option coverage. The option to purchase shares certified that for good and valuable consideration, the receipt and sufficiency of which was acknowledged, Lambert Private Equity, LLC is entitled effective as October 4, 2013, subject to the terms and conditions of the Option to purchase from the Company up to a total of 14,287,710 shares of the Company’s common shares at the price of the lesser of (a) $7.00 or (b) 110% of the lowest daily VWAP for the common stock as reported by Bloomberg during the thirty (30) trading days prior to the date the Investor exercised the Warrant prior to 5:00pm New York time on September 3, 2018 the expiration date.

The foregoing description of each of the Investment Agreement is qualified in its entirety by reference to the full text of the Investment Agreement, respectively, which are filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibits

10.1	Investment Agreement by and between Accelera Innovations, Inc. and Lambert Private Equity, LLC dated October 4, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: October 10, 2013	ACCELERA INNOVATIONS, INC.

/s/ John F. Wallin
John F. Wallin
Chief Executive Officer